Old Line Bancshares, Inc.
Experience is Our Best Asset

Old Line Bancshares, Inc. Announces the Acquisition of DCB Bancshares, Inc. of Damascus, MD

February 1, 2017

Forward-Looking Statement

This presentation includes forward-looking statements, including statements about future results. These statements are subject to uncertainties and risks, including but not limited to our ability to integrate acquisitions; the strength of the U.S. economy and the local economies where we conduct operations; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; security breaches and computer viruses that may affect our computer systems; changes in consumer spending and savings habits; our growth and profitability; changes in accounting; and our ability to manage the risks involved in the foregoing. These factors, as well as additional factors, can be found in our Annual Report on Form 10-K for the year ended December 31, 2015 and our most recent SEC filings which are available at the SEC's internet site (http://www.sec.gov). Actual results may differ materially from projections and could be affected by a variety of factors, including factors beyond our control. Forward-looking statements in this presentation speak only as of the date of these materials, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

Merger Partners

OLD LINE BANCSHARES, INC
Experience is Our Best Asset

- Old Line Bancshares, Inc. (" Old Line") along with it' s subsid iary, Old Line Bank, are based in Bowie, MD. Old Line Bank is a state chartered commercial bank.
- 21 banking offices serving Anne Arundel, Baltimore, Calvert, Carroll, Charles, Montgomery, Prince George's, and St. Mary's Counties in Maryland and surrounding areas.
- Completed three acquisitions over the past 6 years: Regal Bancorp (2015), WSB Holdings (2013) and Maryland Bankcorp (2011).
- Raised subordinated debt of $35 million in August of 2016 and filed a shelf registration for $100 million of securities in December of 2016.
- As of 12/31/2016, Old Line had approximately $1.7 billion in assets inclusive of $1.4 billion in gross loans and $200 million in securities funded primarily by $1.3 billion in deposits, $183 million in short-term borrowings and $151 million in equity.
- Insider ownership is 24% and approximately 47% of the stock is owned by institutional investors.
- Listed on the NASDAQ under the symbol OLBK.

DAMASCUS Community BANK

- DCB Bancshares, Inc. (" DCB") along with it' s subsidiary, Damascus Community Bank ("Damascus Community"), are based in Damascus, MD. Damascus Community is a state chartered commercial bank.
- Damascus Community was formed in July 1988 and DCB was formed in September 2016. DCB has no material assets beyond Damascus Community.
- 6 banking offices serving Montgomery, Frederick and Carroll Counties.
- As of 12/31/2016, DCB had assets of $311 million, gross loans (HFI) of $215 million, deposits of $277 million and equity of $25.4 million.
- Stock is quoted on the OTC Pink under the symbol DCBB.

Summary of Merger Terms

Transaction:	Old Line acquires 100% of DCB's outstanding common stock in a negotiated transaction
Form of Consideration:	100% of the consideration paid in Old Line common stock
Purchase Price:	160% of DCB's tangible book value of $15.76 per share as of December 31, 2016, which is $25.22 per share (subject to a collar). Assumes DCB tangible equity of $25,423,593 and shares outstanding of 1,613,180 (unaudited).
Aggregate Consideration:	$40.7 million at announcement based on a Old Line value of $27.21 per share
Collar and Exchange Ratio:	0.9269 at announcement (see Appendix for details)
Deal metrics at announcement:	Price to 12/31/2016 tangible equity of 160% Price to 2016 earnings[1] of 30.6x Premium to core deposits[2] 7.3%
DCB Options and Warrants:	None
Board Seats:	Two – DCB Chairman, Stephen J. Deadrick and one mutually agreed upon DCB board member
Ownership:	Old Line 87.9%/DCB 12.1% assuming Old Line's Average Closing Price is at least $27.21 per share
Termination Fee:	3.25% of transaction value with customary provisions, applies to both parties
Approvals:	Old Line will seek approvals from the Federal Reserve, FDIC and the MD Commissioner of Financial Regulation. Old Line will not require shareholder approval. DCB will need shareholder approval.
Expected Close:	Mid-2017

[1]DCB 2016 unaudited earnings were $1.3 million.
[2]Core deposits defined as total deposits less jumbo CDs over $100,000 and brokered CDs as of 9/30/16.

Rationale

Strategic Rationale:

- Old Line and DCB have combined assets exceeding $2 billion
- The acquisition allows for market expansions in Montgomery and Carroll Counties and entry into Frederick County
- The transaction also helps connect Old Line's existing branches in the Baltimore suburbs to the rest of the network
- DCB's similar banking culture will allow for smooth customer and employee integration
- DCB has an excellent low-cost deposit base of $277 million of which 28% is non-interest bearing
- Damascus Community's low loans HFI / deposits of 78% is expected to improve Old Line's core funding
- Damascus Community's low level of CRE and construction loans reduces Old Line's total CRE concentration

Financial Rationale:

- Tangible book impact: Immediately accretive to tangible book value by $0.27 per share (2%[1]), including all deal fees
- EPS impact:
  - Accretion of $0.05 per share (3%[1]) in year 1 excluding deal fees and assuming 85% of total cost savings achieved
  - Accretion to $0.11 per share (7%[1]) in year 2 assuming 100% of total cost savings achieved
- IRR: Greater than 16%
- Pro-forma capital ratios: Remain above "well-capitalized" guidelines
- Other: Both institutions use FIS Bankway for core processing, minimizing deal fees

[1]Percentage increase over the mean of analyst estimates of tangible book value per share as of 6/30/17 and 2nd quarter 2017 annualized earnings per share.
Sources: S&P Global Market Intelligence and DCB.

Improved Coverage of Maryland



Thurmont
Middleburg
Westminster
Jarrettsville
Johnsville
Walkersville
Franklinville
Reisterstown
Hampton
Frederick
Woodville
Freedom
Towson
Carney
Randallstown
Parkville
Lisbon
Baltimore
Ellicott City
Dundalk
Columbia
Germantown
Olney
Gaithersburg
Fairland
Glen Burnie
Laurel
South Laurel
Sterling
Potomac
Wheaton
Severna Park
Silver Spring
Arnold
Reston
McLean
Chillum
Washington
Kettering
Selby-on-the-Bay
Chantilly
Oakton
Fairfax
Glassmanor
Shady Side
Burke
Alexandria
Deale Beach
Manassas
West Springfield
Friendly
Rosaryville
Brandywine
Chesapeake Beach
Woodbridge
Dale City
St Charles
Dumfries
Hughesville
Aquia
Calvert Beach
Mechanicsville
Chaptico
Hollywood
Lexington Park
Old Line
Damascus Community

Source: S&P Global Market Intelligence.

Damascus Community expands Old Line's Maryland franchise providing it with:

- Entry into northern Montgomery County
- Entry into a substantial Frederick market
- Linkage to its branches in the Baltimore suburbs

	Deposits as of June 30th ($ in thous.)		
City/Town	2016	2015	2011
Damascus	$130,760	$125,314	$123,311
Mount Airy	54,936	47,581	23,194
Clarksburg	42,778	46,761	40,973
Monrovia	28,691	19,945	13,425
Gaithersburg[1]	21,488	24,899	19,038
Frederick[2]	-	-	-
Total:	$278,653	$264,500	$219,941

[1]Laytonsville branch relocated to Gaithersburg in 2016.
[2]Frederick branch opened on January 9, 2017.

Maryland-Based Banks and Thrifts

As of December 31, 2016[1]			
Ranked by Assets	Institution	Assets ($ in mill.)	Banking Offices
1.	Eagle Bancorp	$6,890	21
2.	Sandy Spring Bancorp	5,091	45
3.	Old Line with DCB[2]	2,028	27
4.	Revere Bank	1,894	11
	Old Line	1,717	21
5.	First United Corp.	1,338[3]	23
6.	Community Financial Corp.	1,334	12
7.	Shore Bancshares	1,160	18
8.	Howard Bancorp	1,027	13
26.	DCB	311	6[4]

Post merger, in comparison to other Maryland-based banks and thrifts including mergers in process:

- Old Line would rank 3rd in assets
- Old Line would rank 2nd in number of banking offices

[1]Maryland-based depository institutions with assets over $1 billion. Excludes credit unions.
[2]12/31/16 combined with no merger accounting marks.
[3]As of 9/30/2016.
[4]Includes Frederick branch opened in January 2017.

Source: S&P Global Market Intelligence.

Old Line's Acquisition History

Announced Date	Acquired Institution	Location	Seller Assets (in mill.)	Seller Tang. Equity ($ mill.)	Announced Deal Value/ Tang. Book	Seller Tang. Equity/ Assets	Seller Number of Branches
2/1/17	DCB Bancshares	Damascus, MD	$311	$25.4	160%	8.17%	6
8/5/15	Regal Bancorp	Owings Mills, MD	134	4.9	135	3.68	3
9/10/12	WSB Holdings	Bowie, MD	374	55.1	89	14.76	5
9/1/10	Maryland Bankcorp	Lexington Park, MD	348	25.4	79	7.28	10

Announced Date	Old Line Stock Price[1]	Old Line Stock Price/ Tang. Book Per Share[2]	% of Stock in Transaction
2/1/17	$27.21[3]	216%	100%
8/5/15	15.76	135	64%[4]
9/10/12	10.95	112	65%
9/1/10	7.95	83	95%

[1]Closing price on trading day prior to execution of definitive agreement, unless stated otherwise.
[2]Based on tangible book value per share as of the quarter-end prior to announcement.
[3]Ten-day weighted average closing price through 1/30/17.
[4]Excludes cash paid for preferred stock.

Pro-forma Assets Over $2 Billion



Old Line Asset Growth ($ in mill.)
$2,800
$2,400
$2,000
$1,600
$1,200
$800
$400
$0
Completed Acquisition of Maryland Bankcorp [$348 mill.]
Completed Acquisition of WSB Holdings [$374 mill.]
Completed Acquisition of Regal Bancorp [$134 mill.]
Pro Forma with DCB [$311 mill.]
$402
$811
$862
$1,167
$1,228
$1,510
$1,717
~$2,150
CAGR ~30%
12/31/10
12/31/11
12/31/12
12/31/13
12/31/14
12/31/15
12/31/16
Est. 6/30/17

Pro Forma Loan Composition

Old Line Bank
$1.3 billion



Cons. & Other 1%
Total 1-4 Family 18%
C&I 10%
C&D 8%
Multi-family 1%
CRE - Owner Occ. 18%
CRE - Investor 44%

Damascus Community
$0.2 billion



C&D 3%
Multi-family
Cons. & Other 25%
CRE - Owner Occ. 16%
Total 1-4 Family 31%
C&I 15%
CRE -
9%

Pro Forma
~$1.5 billion



Cons. & Other 5%
Total 1-4 Family 19%
C&D 7%
Multi-family 1%
C&I 11%
CRE - Owner Occ. 18%
CRE - Investor 39%

As of 9/30/2016

Source: S&P Global Market Intelligence.

Pro Forma Deposit Composition

Old Line Bank[2] $1.3 billion	Damascus Community $0.3 billion	Pro Forma ~$1.6 billion



Jumbo CDs 5%
Retail CDs 30%
Demand 26%
Other Savings 8%
MMDA 29%
NOW 2%

Noninterest Bearing Deposits: 25%



Jumbo CDs 9%
Retail CDs 25%
Demand 28%
Other Savings 12%
MMDA 19%
NOW 7%

Noninterest Bearing Deposits: 28%



Jumbo CDs %
Retail CDs 29%
Demand 26%
Other Savings 9%
MMDA 27%
NOW 3%

Noninterest Bearing Deposits: 26%

As of 9/30/2016

[1]Jumbo deposits are CDs over $250,000.

[2]Old Line's deposit reclassification methodology used in the call report for the purposes of reducing FRB reserve requirements were reversed to make the deposit portfolios of the two companies comparable.

Source: S&P Global Market Intelligence.

Appendix

Due Diligence and Assumptions

Due Diligence:

- **Comprehensiveness:** A team of 18 people involving the entire management team and all functional departments (IT, loans, compliance, BSA, etc.) conducted informal and formal due diligence over several weeks.
- **Loan team:** Loan due diligence team consisted of 7 people dedicated to loans and OREO.
- **Overall loan penetration:** 17% of outstanding balances.
  - 35% of the commercial and CRE portfolio.

Assumptions:

- **Core Deposit Intangibles (" CDI")**$1.2 million, 1.50% of core deposits, amortized over 10 years (SOYD)
- **CD mark:** immaterial
- **Securities mark:** ($400,000)
- **Gross credit mark:** $2.2 million
- **Premises:** Positive mark of $1.0 million
- **Total pre-tax deal fees:** $4.6 million combined for both institutions
- **Branch closings:** None
- **Cost savings:** 40% of Damascus Community's non-interest expense for 2016. 85% of cost savings achieved in year one, 100% in year two.
- **Other:** Assumes $20 million of cash is invested into securities and reduced fee income from mortgage origination and sale

Collar and Exchange Ratio

Explanation of the Collar:

A collar was included to ensure the consideration paid to DCB shareholders is equivalent to 160% of DCB's tangible book value per share as of 12/31/16 provided the ten day weighted average closing price of Old Line common stock two trading days prior to the closing of the transaction ("Average Closing Price") is between $27.21 per share and $20.85 per share.

If the Average Closing Price is above $27.21 per share or below $20.85 per share, then the consideration paid in relation to DCB tangible book value per share as of 12/31/16 will be greater than 160% or less than 160%, respectively.

The top end of the collar, $27.21 per share, was set based on the ten trading day weighted average closing price of Old Line common stock prior to signing of the definitive agreement.

The bottom end of the collar, $20.85 per share, was set based on Old Line's closing stock price on 11/16/16, which was incorporated into Old Line's original letter of interest to DCB dated 11/21/16.

Calculation of Exchange Ratio[1]:

If the Average Closing Price is:

a) greater than or equal to $27.21 per share, then the exchange ratio will be: 0.9269

b) less than or equal to $20.85 per share, then the exchange ratio will be: 1.2096

c) between $20.85 and $27.21 per share, the exchange ratio will be determined by taking the product of i): DCB's tangible book value per share at 12/31/16 and ii): 160%. The resulting product will be divided by iii): the Average Closing Price.

[1]Assumes DCB tangible book value of $15.76 per share as of 12/31/16. Per merger agreement, DCB's tangible book value per share will be calculated using DCB's 2016 audited annual report, when issued.

Example of Collar

Type of Exchange Ratio	Old Line's Average Closing Price[1]	Change from Starting Price of $27.21	Consideration Offered per DCB Share	Exchange Ratio	DCB Tang. Book Per Share as of 12/31/2016	Per Share Consideration/ DCB Tang. Book as of 12/31/16	Aggregate Consideration ($ in thous.)
Fixed	$29.93	10.00%	$27.74	0.9269	$15.76	176%	$44,746
	28.57	5.00	26.48	0.9269	15.76	168	42,712
Floating	**27.21**[2]	0.00	25.22	0.9269	15.76	160	40,678
	25.85	(5.00)	25.22	0.9756	15.76	160	40,678
	24.49	(10.00)	25.22	1.0298	15.76	160	40,678
	23.13	(15.00)	25.22	1.0904	15.76	160	40,678
	21.77	(20.00)	25.22	1.1585	15.76	160	40,678
	20.85[3]	(23.37)	25.22	1.2096	15.76	160	40,678
Fixed	20.41	(25.00)	24.69	1.2096	15.76	157	39,839
	19.05	(30.00)	23.04	1.2096	15.76	146	37,169
	16.68[4]	(38.70)	20.18	1.2096	15.76	128	32,542

[1] "Average Closing Price" is the ten-day weighted average closing price of Old Line common stock two trading days prior to the closing of the transaction.
[2] The top of the collar, $27.21 per share, was determined based on the ten-day weighted average closing price of Old Line common stock prior to the signing of the definitive agreement.
[3] The bottom of the collar, $20.85 per share, was determined based on Old Line's closing stock price on November 16, 2016, which was incorporated into Old Line's original letter of interest to DCB dated November 21, 2016.
[4] DCB has a option to terminate the transaction if the Average Closing Price is less than $16.68 per share and is more than 20% lower than any decrease in the Nasdaq Bank stock index.

Investor Contacts

James W. Cornelsen
President & CEO

Mark A. Semanie
Executive Vice President & COO

Elise M. Hubbard
Senior Vice President & CFO

Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, MD 20716
(301) 430-2500

www.oldlinebank.com